                                   HIDDEN COVE
                              46020 LAKE VILLA DR
                              BELLEVILLE, MICHIGAN

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF MAY 27, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 9, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: HIDDEN COVE
    46020 LAKE VILLA DR
    BELLEVILLE, WAYNE COUNTY, MICHIGAN

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 120 units with a total of 116,300 square feet of rentable area. The improvements were built in 1952. The improvements are situated on 7.85 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 95% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
HIDDEN COVE, BELLEVILLE, MICHIGAN

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 27, 2003 is:

                                  ($4,500,000)

                          Respectfully submitted,
                          AMERICAN APPRAISAL ASSOCIATES, INC.

                          -s- Frank Fehribach
July 9, 2003              Frank Fehribach, MAI
#053272                   Managing Principal, Real Estate Group
                          Michigan State Certified General Real Estate Appraiser
                           #1201008081

Report By:
Jude Flynn, MAI, SRA

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
HIDDEN COVE, BELLEVILLE, MICHIGAN

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary.............................................      4
Introduction..................................................      9
Area Analysis.................................................     11
Market Analysis...............................................     14
Site Analysis.................................................     16
Improvement Analysis..........................................     16
Highest and Best Use..........................................     17

                                   VALUATION

Valuation Procedure...........................................     18
Sales Comparison Approach.....................................     20
Income Capitalization Approach................................     26
Reconciliation and Conclusion.................................     37

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
HIDDEN COVE, BELLEVILLE, MICHIGAN

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                Hidden Cove
LOCATION:                     46020 Lake Villa Dr
                              Belleville, Michigan

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee simple estate

DATE OF VALUE:                May 27, 2003
DATE OF REPORT:               July 9, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
  Size:                       7.85 acres, or 341,946 square feet
  Assessor Parcel No.:        081-99-0014-002
  Floodplain:                 Community Panel No. N/A (N/A)
                              Flood Zone N/A, an area outside the floodplain.
Zoning:                       RM (Multiple Dwelling Residential)

BUILDING:
  No. of Units:               120 Units
  Total NRA:                  116,300 Square Feet
  Average Unit Size:          969 Square Feet
  Apartment Density:          15.3 units per acre
  Year Built:                 1952

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                           Market Rent
               Square   -----------------   Monthly      Annual
 Unit Type      Feet    Per Unit   Per SF    Income      Income
-----------------------------------------------------------------
1Br/1Ba - A1     730    $   560    $ 0.77   $ 11,200   $  134,400
2Br/2Ba - A2     930    $   675    $ 0.73   $ 47,250   $  567,000
3Br/2Ba - A3   1,220    $   900    $ 0.74   $ 27,000   $  324,000
                                            ---------------------
                                   Total    $ 85,450   $1,025,400
                                            =====================

OCCUPANCY:                              95%
ECONOMIC LIFE:                          45 Years
EFFECTIVE AGE:                          25 Years
REMAINING ECONOMIC LIFE:                20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
HIDDEN COVE, BELLEVILLE, MICHIGAN

                               SUBJECT PHOTOGRAPHS

         [PICTURE]                                          [PICTURE]

EXTERIOR - TYPICAL BUILDING                        EXTERIOR - LANDSCAPE & PARK

                                 AREA MAP

                                  [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
HIDDEN COVE, BELLEVILLE, MICHIGAN

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:
  As Vacant:                 Hold for future multi-family development
  As Improved:               Continuation as its current use

METHOD OF VALUATION:         In this instance, the Sales Comparison and Income
                             Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
HIDDEN COVE, BELLEVILLE, MICHIGAN

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                               Amount              $/Unit
                                               ------              ------
DIRECT CAPITALIZATION

Potential Rental Income                    $1,025,400          $8,545
Effective Gross Income                     $1,027,368          $8,561
Operating Expenses                         $551,021            $4,592           53.6% of EGI
Net Operating Income:                      $440,347            $3,670

Capitalization Rate                        9.50%
DIRECT CAPITALIZATION VALUE                $4,500,000 *        $37,500 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                             10 years
2002 Economic Vacancy                      8%
Stabilized Vacancy & Collection Loss:      8%
Lease-up / Stabilization Period            N/A
Terminal Capitalization Rate               10.25%
Discount Rate                              11.50%
Selling Costs                              2.00%
Growth Rates:
   Income                                  3.00%
   Expenses:                               3.00%
DISCOUNTED CASH FLOW VALUE                 $4,800,000 *        $40,000 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE     $4,500,000          $37,500 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)      $32,000 to $47,500
   Range of Sales $/Unit (Adjusted)        $40,000 to $47,500
VALUE INDICATION - PRICE PER UNIT          $4,700,000 *        $39,167 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales      4.45 to 6.41
   Selected EGIM for Subject               4.50
   Subject's Projected EGI                 $1,027,368
EGIM ANALYSIS CONCLUSION                   $4,500,000 *        $37,500 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION           $4,700,000 *        $39,167 / UNIT

RECONCILED SALES COMPARISON VALUE          $4,500,000          $37,500 / UNIT

----------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
HIDDEN COVE, BELLEVILLE, MICHIGAN

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                           $4,700,000
  NOI Per Unit                             $4,700,000
  EGIM Multiplier                          $4,500,000
INDICATED VALUE BY SALES COMPARISON        $4,500,000   $37,500 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:            $4,500,000
  Discounted Cash Flow Method:             $4,800,000
INDICATED VALUE BY THE INCOME APPROACH     $4,500,000   $37,500 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:       $4,500,000   $37,500 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
HIDDEN COVE, BELLEVILLE, MICHIGAN

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 46020 Lake Villa Dr, Belleville, Wayne County, Michigan. Belleville identifies it as 081-99-0014-002.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Jude Flynn, MAI, SRA on May 27, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Jude Flynn, MAI, SRA performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Jude Flynn, MAI, SRA have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 27, 2003. The date of the report is July 9, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
HIDDEN COVE, BELLEVILLE, MICHIGAN

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:       6 to 12 months
   EXPOSURE PERIOD:        6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCIP 3. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
HIDDEN COVE, BELLEVILLE, MICHIGAN

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Belleville, Michigan. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - I-275
West   - Belleville Lake
South  - Belleville Lake
North  - I-94

MAJOR EMPLOYERS

Major employers in the subject's area include Ford Motors, Chrysler, Wayne County Int., Airport and Visteon. The general economy is dependant on auto related industries. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
HIDDEN COVE, BELLEVILLE, MICHIGAN

                           NEIGHBORHOOD DEMOGRAPHICS

                                                AREA
                              ----------------------------------------
      CATEGORY                1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS     MSA
-----------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                  4,661        25,420        68,694    4,459,453
5-Year Population                   4,686        26,611        72,197    4,519,799
% Change CY-5Y                        0.5%          4.7%          5.1%         1.4%
Annual Change CY-5Y                   0.1%          0.9%          1.0%         0.3%

HOUSEHOLDS
Current Households                  2,156        11,024        28,144    1,714,202
5-Year Projected Households         2,229        11,777        30,068    1,763,558
% Change CY - 5Y                      3.4%          6.8%          6.8%         2.9%
Annual Change CY-5Y                   0.7%          1.4%          1.4%         0.6%

INCOME TRENDS
Median Household Income       $    50,181   $    57,731   $    56,243   $   55,700
Per Capita Income             $    29,173   $    26,146   $    24,699   $   25,532
Average Household Income      $    61,305   $    60,190   $    61,320   $   66,420

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                AREA
                              ----------------------------------------
CATEGORY                      1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS     MSA
--------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting          46.13%        38.45%        27.36%       25.53%
5-Year Projected % Renting       46.37%        38.39%        26.42%       24.39%

% of Households Owning           47.66%        56.11%        67.97%       68.71%
5-Year Projected % Owning        47.68%        56.45%        69.17%       70.05%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
HIDDEN COVE, BELLEVILLE, MICHIGAN

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  - Apartments
South  - Belleville Lake
East   - Apartments
West   - Apartments

CONCLUSIONS

The subject is well located within the city of Belleville. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
HIDDEN COVE, BELLEVILLE, MICHIGAN

                                MARKET ANALYSIS

The subject property is located in the city of Belleville in Wayne County. The overall pace of development in the subject's market is more or less decreasing. Construction has increased slightly with 1,300 units delivered into the metro Detroit market. This is a 54% decline from 2001. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

     Period              Region    Submarket
--------------------------------------------
      1999                3.0%       2.7%
      2000                2.5%       2.0%
      2001                4.1%       2.8%
      2002                5.8%       3.9%
2003 (estimated)          6.0%       5.0%

Marcus Millichap

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. Auto sales due to rebates and zero interest financing has ballooned throughout 2002, which has helped to protect local employment. Historically low interest rates have provided strong flight to home ownership, which has increased pressure on vacancy. This is expected to remain a significant factor to pressure on vacancy and rental rates for the near future.

Market rents in the subject's market have been following increasing trend. The following table illustrates historical rental rates for the subject's market.

                            HISTORICAL AVERAGE RENT

     Period              Region    % Change   Submarket   % Change
------------------------------------------------------------------
      1999                $722         -         N/A           -
      2000                $767       6.2%        N/A         N/A
      2001                $788       2.7%        N/A         N/A
      2002                $790       0.3%        N/A         N/A
2003 (estimated)          $795       0.6%        N/A         N/A

{Source:}

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
HIDDEN COVE, BELLEVILLE, MICHIGAN

                             COMPETITIVE PROPERTIES

  No.     Property Name       Units   Ocpy.   Year Built      Proximity to subject
--------------------------------------------------------------------------------------
  R-1     Village Green        168     94%      1974       Abuts the subject property
  R-2     Lighthouse Pointe    191     93%      1979       1.0-mile form the subject
  R-3     Bellridge            250     94%      1985       1.0-mile form the subject
  R-4     Archwood             168     90%      1986       1.0-mile form the subject
  R-5     Waters Edge           80     98%      1968       0.025-mile from the subject
Subject   Hidden Cove          120     95%      1952

Asking rents are anticipated to increase 2.2% in 2003, although concessions are expected to negate any increase leaving rents effectively unchanged from a year previously. Greater economic and household growth in 2003 will help slow the pace of increased vacancy with year end 2003 estimated at 6.2%.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
HIDDEN COVE, BELLEVILLE, MICHIGAN

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                  7.85 acres, or 341,946 square feet
 Shape                      Irregular
 Topography                 Level
 Utilities                  All necessary utilities are available to the site.
 Soil Conditions            Stable
 Easements Affecting Site   None other than typical utility easements
 Overall Site Appeal        Good
 Flood Zone:
   Community Panel          N/A, dated N/A
   Flood Zone               Zone N/A
 Zoning                     RM, the subject improvements represent a legal
                            conforming use of the site.

REAL ESTATE TAXES

                        ASSESSED VALUE - 2002
                  ----------------------------------   TAX RATE /   PROPERTY
 PARCEL NUMBER      LAND      BUILDING      TOTAL      MILL RATE     TAXES
----------------------------------------------------------------------------
081-99-0014-002   $439,550   $2,871,050   $3,310,600    0.02379     $78,780
                                                                     (2001)

IMPROVEMENT ANALYSIS

  Year Built             1952
  Number of Units        120
  Net Rentable Area      116,300 Square Feet
  Construction:
    Foundation           Reinforced concrete slab
    Frame                Heavy or light wood
    Exterior Walls       Brick or masonry
    Roof                 Composition shingle over a wood truss structure
  Project Amenities      Amenities at the subject include a swimming pool,
                         volleyball court, playground, laundry room, and parking
                         area.
  Unit Amenities         Individual unit amenities include a balcony, cable TV
                         connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
HIDDEN COVE, BELLEVILLE, MICHIGAN

Unit Mix:

                                  Unit Area
 Unit Type     Number of Units    (Sq. Ft.)
-------------------------------------------
1Br/1Ba - A1          20              730
2Br/2Ba - A2          70              930
3Br/2Ba - A3          30            1,220

  Overall Condition                 Average
  Effective Age                     25 years
  Economic Life                     45 years
  Remaining Economic Life           20 years
  Deferred Maintenance              None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1952 and consist of a 120-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
HIDDEN COVE, BELLEVILLE, MICHIGAN

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
HIDDEN COVE, BELLEVILLE, MICHIGAN

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH PAGE 20
HIDDEN COVE, BELLEVILLE, MICHIGAN

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
HIDDEN COVE, BELLEVILLE, MICHIGAN

SUMMARY OF COMPARABLE SALES - IMPROVED

                                                                         COMPARABLE                     COMPARABLE
      DESCRIPTION                           SUBJECT                         I - 1                          I - 2
-----------------------------------------------------------------------------------------------------------------------------
  Property Name                   Hidden Cove                 Hickory Woods                    Bayberry Place Apartments

LOCATION:
  Address                         46020 Lake Villa Dr         35115 Hickory Woods Dr           1820-1980 Axtell Dr.

  City, State                     Belleville,Michigan         Clinton Township, MI             Troy, MI
  County                          Wayne                       Wayne                            Wayne
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          116,300                     108,000                          120,000
  Year Built                      1952                        1988                             1967
  Number of Units                 120                         120                              120
  Unit Mix:                           Type             Total   Type                   Total     Type                   Total
                                  1Br/1Ba - A1          20    1Br/1Ba                  70      1Br/1Ba                   60
                                  2Br/2Ba - A2          70    2Br/1Ba                  50      2Br/1Ba                   60
                                  3Br/2Ba - A3          30

  Average Unit Size (SF)          969                         900                              1,000
  Land Area (Acre)                7.8500                      9.2800                           7.4610
  Density (Units/Acre)            15.3                        12.9                             16.1
  Parking Ratio (Spaces/Unit)     1.67                        1.87                             1.50
  Parking Type (Gr., Cov., etc.)  Open                        Covered, open                    Covered, open
CONDITION:                        Average                     Average                          Average
APPEAL:                           Average                     Average                          Average
AMENITIES:
  Pool/Spa                        Yes/No                      Yes/No                           Yes/No
  Gym Room                        No                          No                               No
  Laundry Room                    Yes                         Yes                              Yes
  Secured Parking                 No                          No                               No
  Sport Courts                    No                          No                               No

OCCUPANCY:                        95%                         90%                              82%
TRANSACTION DATA:
  Sale Date                                                   January, 2002                    September, 2000
  Sale Price ($)                                              $5,261,000                       $5,700,000
  Grantor                                                     Charlotte Golf Partners LP       Home Properties

  Grantee                                                     Hickory Woods Apartments         Axtell Road, LP

  Sale Documentation                                          N/A                              N/A
  Verification                                                Costar/Management                Costar/Broker
  Telephone Number                                            586-791-8300                     248-646-7701
ESTIMATED PRO-FORMA:                                           Total $     $/Unit   $/SF        Total $     $/Unit     $/SF
  Potential Gross Income                                       $864,000    $7,200   $8.00       $      0    $    0     $0.00
  Vacancy/Credit Loss                                          $ 43,200    $  360   $0.40       $      0    $    0     $0.00
  Effective Gross Income                                       $820,800    $6,840   $7.60       $      0    $    0     $0.00
  Operating Expenses                                           $369,360    $3,078   $3.42       $      0    $    0     $0.00
  Net Operating Income                                         $451,440    $3,762   $4.18       $552,900    $4,608     $4.61
NOTES:

  PRICE PER UNIT                                                            $43,842                     $47,500
  PRICE PER SQUARE FOOT                                                     $ 48.71                     $ 47.50
  EXPENSE RATIO                                                                45.0%                       N/A
  EGIM                                                                         6.41                        N/A
  OVERALL CAP RATE                                                             8.58%                       9.70%
  Cap Rate based on Pro Forma
   or Actual Income?                                                        PRO FORMA                   PRO FORMA

                                           COMPARABLE                          COMPARABLE                         COMPARABLE
      DESCRIPTION                             I - 3                               I - 4                              I - 5
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Deerfield Woods                    Hampton Court Apartments           French Quarters

LOCATION:
  Address                         19401-19757 Farmington Rd          5680 North Christine               21000 Shiawassee Cir

  City, State                     Livonia, MI                        Westland, MI                       Southfield, MI
  County                          Wayne                              Wayne                              Wayne
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          131,040                            144,000                            90,000
  Year Built                      1975                               1972                               1975
  Number of Units                 144                                182                                100
  Unit Mix:                        Type                      Total    Type                     Total     Type                  Total
                                  1Br/1Ba                     72     1Br/1Ba                     80     1Br/1Ba                  48
                                  2Br/1Ba                     72     2Br/1Ba                     80     2Br/1Ba                  52
                                                                     3Br/1Ba                     22

  Average Unit Size (SF)          910                                791                                900
  Land Area (Acre)                14.7800                            7.3000                             8.9400
  Density (Units/Acre)            9.7                                24.9                               11.2
  Parking Ratio (Spaces/Unit)     1.50                               1.65                               1.42
  Parking Type (Gr., Cov., etc.)  Covered, open                      Covered, open                      Covered, open
CONDITION:                        Fair                               Fair                               Average
APPEAL:                           Average                            Fair                               Average
AMENITIES:
  Pool/Spa                        Yes/No                             Yes/No                             Yes/No
  Gym Room                        No                                 No                                 No
  Laundry Room                    Yes                                Yes                                Yes
  Secured Parking                 No                                 No                                 No
  Sport Courts                    No                                 No                                 No

OCCUPANCY:                        92%                                87%                                90%
TRANSACTION DATA:
  Sale Date                       March, 2000                        September, 2000                    September, 1999
  Sale Price ($)                  $5,700,000                         $5,824,000                         $4,281,000
  Grantor                         Deerfield Woods Home Prop.         Home Properties Hampton            FQA Associates
                                                                     Court LLC
  Grantee                         Deerfield Woods Venture            Hampton Glen Apartments LP         Shirley Wilson et al

  Sale Documentation              N/A                                N/A                                N/A
  Verification                    Costar/Broker                      Costar/Broker                      Costar/Broker
  Telephone Number                585-262-9314                       585-262-9314                       248-352-5050
ESTIMATED PRO-FORMA:                Total $       $/Unit      $/SF    Total $     $/Unit      $/SF       Total $     $/Unit   $/SF
  Potential Gross Income           $1,347,840     $9,360     $10.29   $      0    $    0      $0.00      $      0    $    0   $0.00
  Vacancy/Credit Loss              $   67,392     $  468     $ 0.51   $      0    $    0      $0.00      $      0    $    0   $0.00
  Effective Gross Income           $1,280,448     $8,892     $ 9.77   $      0    $    0      $0.00      $      0    $    0   $0.00
  Operating Expenses               $  576,000     $4,000     $ 4.40   $      0    $    0      $0.00      $      0    $    0   $0.00
  Net Operating Income             $  704,448     $4,892     $ 5.38   $553,280    $3,040      $3.84      $407,000    $4,070   $4.52
NOTES:

  PRICE PER UNIT                                 $39,583                        $32,000                            $42,810
  PRICE PER SQUARE FOOT                          $ 43.50                        $ 40.44                            $ 47.57
  EXPENSE RATIO                                     45.0%                         N/A                                 N/A
  EGIM                                              4.45                          N/A                                 N/A
  OVERALL CAP RATE                                 12.36%                          9.50%                              9.51%
  Cap Rate based on Pro Forma
   or Actual Income?                             UNKNOWN                         UNKNOWN                            UNKNOWN

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH PAGE 22
HIDDEN COVE, BELLEVILLE, MICHIGAN

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $32,000 to $47,500 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $40,000 to $47,500 per unit with a mean or average adjusted price of $43,935 per unit. The median adjusted price is $43,842 per unit. Based on the following analysis, we have concluded to a value of $40,000 per unit, which results in an "as is" value of $4,700,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
HIDDEN COVE, BELLEVILLE, MICHIGAN

SALES ADJUSTMENT GRID

                                                                  COMPARABLE                        COMPARABLE
         DESCRIPTION                      SUBJECT                   I - 1                              I - 2
---------------------------------------------------------------------------------------------------------------------------
   Property Name                     Hidden Cove            Hickory Woods                  Bayberry Place Apartments

   Address                           46020 Lake Villa Dr    35115 Hickory Woods Dr         1820-1980 Axtell Dr.

   City                              Belleville, Michigan   Clinton Township, MI           Troy, MI
   Sale Date                                                January, 2002                  September, 2000
   Sale Price ($)                                           $5,261,000                     $5,700,000
   Net Rentable Area (SF)            116,300                108,000                        120,000
   Number of Units                   120                    120                            120
   Price Per Unit                                           $43,842                        $47,500
   Year Built                        1952                   1988                           1967
   Land Area (Acre)                  7.8500                 9.2800                         7.4610
VALUE ADJUSTMENTS                       DESCRIPTION            DESCRIPTION          ADJ.      DESCRIPTION              ADJ.
   Property Rights Conveyed          Fee Simple Estate      Fee Simple Estate        0%    Fee Simple Estate            0%
   Financing                                                Cash To Seller           0%    Cash To Seller               0%
   Conditions of Sale                                       Arm's Length             0%    Arm's Length                 0%
   Date of Sale (Time)                                      01-2002                  0%    09-2000                      0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                             $43,842                        $47,500
   Location                                                 Comparable               0%    Comparable                   0%
   Number of Units                   120                    120                      0%    120                          0%
   Quality / Appeal                  Good                   Comparable               0%    Comparable                   0%
   Age / Condition                   1952                   1988 / Average           0%    1967 / Average               0%
   Occupancy at Sale                 95%                    90%                      0%    82%                          0%
   Amenities                         Good                   Comparable               0%    Comparable                   0%
   Average Unit Size (SF)            969                    900                      0%    1,000                        0%
PHYSICAL ADJUSTMENT                                                                  0%                                 0%
FINAL ADJUSTED VALUE ($/UNIT)                                      $43,842                        $47,500

                                               COMPARABLE                     COMPARABLE                   COMPARABLE
         DESCRIPTION                            I - 3                           I - 4                         I - 5
----------------------------------------------------------------------------------------------------------------------------
   Property Name                     Deerfield Woods                   Hampton Court Apartments    French Quarters

   Address                           19401-19757 Farmington Rd         5680 North Christine        21000 Shiawassee Cir

   City                              Livonia, MI                       Westland, MI                Southfield,MI
   Sale Date                         March, 2000                       September, 2000             September, 1999
   Sale Price ($)                    $5,700,000                        $5,824,000                  $4,281,000
   Net Rentable Area (SF)            131,040                           144,000                     90,000
   Number of Units                   144                               182                         100
   Price Per Unit                    $39,583                           $32,000                     $42,810
   Year Built                        1975                              1972                        1975
   Land Area (Acre)                  14.7800                           7.3000                      8.9400
VALUE ADJUSTMENTS                      DESCRIPTION               ADJ.     DESCRIPTION      ADJ.        DESCRIPTION      ADJ.
   Property Rights Conveyed          Fee Simple Estate           0%    Fee Simple Estate    0%     Fee Simple Estate     0%
   Financing                         Cash To Seller              0%    Cash To Seller       0%     Cash To Seller        0%
   Conditions of Sale                Arm's Length                0%    Arm's Length         0%     Arm's Length          0%
   Date of Sale (Time)               03-2000                     0%    09-2000              0%     09-1999               0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)      $39,583                           $32,000                     $42,810
   Location                          Comparable                  0%    Comparable           0%     Comparable            0%
   Number of Units                   144                         0%    182                  0%     100                   0%
   Quality / Appeal                  Comparable                  0%    Comparable           0%     Comparable            0%
   Age / Condition                   1975 / Fair                15%    1972 / Fair         15%     1975 / Average        0%
   Occupancy at Sale                 92%                         0%    87%                  0%     90%                   0%
   Amenities                         Comparable                  0%    Comparable           0%     Comparable            0%
   Average Unit Size (SF)            910                         0%    791                 10%     900                   0%
PHYSICAL ADJUSTMENT                                             15%                        25%                           0%
FINAL ADJUSTED VALUE ($/UNIT)               $45,521                           $40,000                     $42,810

SUMMARY

VALUE RANGE (PER UNIT)         $40,000   TO     $47,500
MEAN (PER UNIT)                $43,935
MEDIAN (PER UNIT)              $43,842
VALUE CONCLUSION (PER UNIT)    $40,000

VALUE OF IMPROVEMENT &                       $4,800,000
MAIN SITE
  PV OF CONCESSIONS                         -$  118,000
VALUE INDICATED BY SALES COMPARISON          $4,682,000
APPROACH
ROUNDED                                      $4,700,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
HIDDEN COVE, BELLEVILLE, MICHIGAN

                            NOI PER UNIT COMPARISON

                     SALE PRICE              NOI/      SUBJECT NOI
COMPARABLE   NO. OF  ----------            --------   --------------  ADJUSTMENT  INDICATED
    NO.      UNITS   PRICE/UNIT    OAR     NOI/UNIT   SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
--------------------------------------------------------------------------------------------
  I-1         120    $5,261,000    8.58%   $451,440     $440,347        0.975      $42,764
                     $   43,842            $  3,762     $  3,670
  I-2         120    $5,700,000    9.70%   $552,900     $440,347        0.796      $37,830
                     $   47,500            $  4,608     $  3,670
  I-3         144    $5,700,000   12.36%   $704,448     $440,347        0.750      $29,692
                     $   39,583            $  4,892     $  3,670
  I-4         182    $5,824,000    9.50%   $553,280     $440,347        1.207      $38,627
                     $   32,000            $  3,040     $  3,670
  I-5         100    $4,281,000    9.51%   $407,000     $440,347        0.902      $38,598
                     $   42,810            $  4,070     $  3,670

                                   PRICE/UNIT

  Low      High     Average    Median
$29,692   $42,764   $37,502    $38,598

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit              $   40,000
                                     -----------
Number of Units                              120
Value                                 $4,800,000
  PV of Concessions                  -$  118,000
                                     -----------
Value Based on NOI Analysis           $4,682,000
                      Rounded         $4,700,000

The adjusted sales indicate a range of value between $29,692 and $42,764 per unit, with an average of $37,502 per unit. Based on the subject's competitive position within the improved sales, a value of $40,000 per unit is estimated. This indicates an "as is" market value of $4,700,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
HIDDEN COVE, BELLEVILLE, MICHIGAN

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                       SALE PRICE
COMPARABLE    NO. OF   ----------     EFFECTIVE    OPERATING              SUBJECT
   NO.        UNITS    PRICE/UNIT   GROSS INCOME    EXPENSE    OER     PROJECTED OER  EGIM
------------------------------------------------------------------------------------------
  I-1         120      $5,261,000    $  820,800    $369,360   45.00%                  6.41
                       $   43,842
  I-2         120      $5,700,000
                       $   47,500
  I-3         144      $5,700,000    $1,280,448    $576,000   44.98%                  4.45
                       $   39,583                                         53.63%
  I-4         182      $5,824,000
                       $   32,000
  I-5         100      $4,281,000
                       $   42,810

                                      EGIM

Low     High   Average      Median
4.45    6.41    5.43        5.43


               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                   4.50
                                         -----------
Subject EGI                               $1,027,368

Value                                     $4,623,156

  PV of Concessions                      -$  118,000
                                         -----------
Value Based on EGIM Analysis              $4,505,156
                             Rounded      $4,500,000

    Value Per Unit                        $   37,500

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 53.63% before reserves. The comparable sales indicate a range of expense ratios from 44.98% to 45.00%, while their EGIMs range from 4.45 to 6.41. Overall, we conclude to an EGIM of 4.50, which results in an "as is" value estimate in the EGIM Analysis of $4,500,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $4,500,000.

Price Per Unit                    $4,700,000
NOI Per Unit                      $4,700,000
EGIM Analysis                     $4,500,000

Sales Comparison Conclusion       $4,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
HIDDEN COVE, BELLEVILLE, MICHIGAN

                       INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
HIDDEN COVE, BELLEVILLE, MICHIGAN

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                 Average
               Unit Area    -----------------
 Unit Type     (Sq. Ft.)    Per Unit   Per SF  % Occupied
---------------------------------------------------------
1Br/1Ba - A1      730         $538      $0.74     95.0%
2Br/2Ba - A2      930         $630      $0.68     95.0%
3Br/2Ba - A3     1220         $870      $0.71     95.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
HIDDEN COVE, BELLEVILLE, MICHIGAN

                                 RENT ANALYSIS

                                                                            COMPARABLE RENTS
                                                            ---------------------------------------------------
                                                              R-1      R-2           R-3       R-4        R-5
                                                            ---------------------------------------------------
                                                            Village  Lighthouse                         Waters
                                                             Green     Pointe     Bellridge  Archwood    Edge
                                                            ---------------------------------------------------
                                          SUBJECT  SUBJECT                 COMPARISON TO SUBJECT
                           SUBJECT UNIT   ACTUAL   ASKING   ---------------------------------------------------
        DESCRIPTION           TYPE         RENT     RENT    Similar  Superior     Superior   Superior   Similar
---------------------------------------------------------------------------------------------------------------
Monthly Rent               1Br/1Ba - A1   $   538  $   569  $   645  $    575     $    590
Unit Area (SF)                                730      730      700       850          850
Monthly Rent Per Sq. Ft.                  $  0.74  $  0.78  $  0.92  $   0.68     $   0.69

Monthly Rent               2Br/2Ba - A2   $   630  $   689  $   720  $    650     $    675
Unit Area (SF)                                930      930      800     1,050        1,050
Monthly Rent Per Sq. Ft.                  $  0.68  $  0.74  $  0.90  $   0.62     $   0.64

Monthly Rent               3Br/2Ba - A3   $   870  $   909
Unit Area (SF)                              1,220    1,220
Monthly Rent Per Sq. Ft.                  $  0.71  $  0.75

        DESCRIPTION        MIN     MAX     MEDIAN   AVERAGE
-----------------------------------------------------------
Monthly Rent               $ 575   $  645  $  590   $   603
Unit Area (SF)               700      850     850       800
Monthly Rent Per Sq. Ft.   $0.68   $ 0.92  $ 0.69   $  0.76

Monthly Rent               $ 650   $  720  $  675   $   682
Unit Area (SF)               800    1,050   1,050       967
Monthly Rent Per Sq. Ft.   $0.62   $ 0.90  $ 0.64   $  0.72

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                               Market Rent
                                Unit Area   -----------------   Monthly   Annual
 Unit Type    Number of Units   (Sq. Ft.)   Per Unit   Per SF   Income    Income
------------------------------------------------------------------------------------
1Br/1Ba - A1       20               730       $560     $0.77    $11,200   $  134,400
2Br/2Ba - A2       70               930       $675     $0.73    $47,250   $  567,000
3Br/2Ba - A3       30             1,220       $900     $0.74    $27,000   $  324,000
                                                                --------------------
                                                       Total    $85,450   $1,025,400
                                                                --------------------

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
HIDDEN COVE, BELLEVILLE, MICHIGAN

SUMMARY OF HISTORICAL INCOME & EXPENSES

                              FISCAL YEAR    2000    FISCAL YEAR    2001    FISCAL YEAR    2002
                              ---------------------  ---------------------  ---------------------
                                       ACTUAL                 ACTUAL                 ACTUAL
                              ---------------------  ---------------------  ---------------------
DESCRIPTION                       TOTAL     PER UNIT    TOTAL      PER UNIT    TOTAL      PER UNIT
-------------------------------------------------------------------------------------------------
Revenues
  Rental Income               $ 1,120,975  $  9,341  $ 1,108,246  $  9,235  $   965,484  $  8,046

  Vacancy                     $    64,736  $    539  $   128,735  $  1,073  $    31,212  $    260
  Credit Loss/Concessions     $    78,777  $    656  $    87,243  $    727  $    47,267  $    394
                              -------------------------------------------------------------------
     Subtotal                 $   143,513  $  1,196  $   215,978  $  1,800  $    78,479  $    654

  Laundry Income              $    13,955  $    116  $    17,098  $    142  $    27,014  $    225
  Garage Revenue              $         0  $      0  $         0  $      0  $         0  $      0
  Other Misc. Revenue         $    32,744  $    273  $    42,269  $    352  $    72,293  $    602
                              -------------------------------------------------------------------
     Subtotal Other Income    $    46,699  $    389  $    59,367  $    495  $    99,307  $    828
                              -------------------------------------------------------------------
Effective Gross Income        $ 1,024,161  $  8,535  $   951,635  $  7,930  $   986,312  $  8,219

Operating Expenses
  Taxes                       $    21,668  $    181  $    71,074  $    592  $    89,107  $    743
  Insurance                   $    12,235  $    102  $    18,482  $    154  $    20,230  $    169
  Utilities                   $    73,845  $    615  $    86,086  $    717  $    74,913  $    624
  Repair & Maintenance        $    75,266  $    627  $    88,853  $    740  $    52,656  $    439
  Cleaning                    $    56,795  $    473  $    67,772  $    565  $    46,872  $    391
  Landscaping                 $    15,676  $    131  $    21,402  $    178  $    27,270  $    227
  Security                    $         0  $      0  $         0  $      0  $         0  $      0
  Marketing & Leasing         $    21,117  $    176  $    28,482  $    237  $    12,618  $    105
  General Administrative      $   159,558  $  1,330  $   159,206  $  1,327  $   142,878  $  1,191
  Management                  $    52,709  $    439  $    61,457  $    512  $    51,568  $    430
  Miscellaneous               $         0  $      0  $         0  $      0  $         0  $      0
                              -------------------------------------------------------------------
Total Operating Expenses      $   488,869  $  4,074  $   602,814  $  5,023  $   518,112  $  4,318

  Reserves                    $         0  $      0  $         0  $      0  $         0  $      0
                              -------------------------------------------------------------------
Net Income                    $   535,292  $  4,461  $   348,821  $  2,907  $   468,200  $  3,902

                               FISCAL YEAR    2003     ANNUALIZED     2003
                              ---------------------  ---------------------
                                MANAGEMENT BUDGET          PROJECTION                AAA PROJECTION
                              ---------------------  ---------------------   -----------------------------
DESCRIPTION                      TOTAL     PER UNIT     TOTAL      PER UNIT    TOTAL      PER UNIT    %
----------------------------------------------------------------------------------------------------------
Revenues
  Rental Income               $ 1,015,155  $  8,460   $  926,864   $  7,724  $ 1,025,400  $  8,545  100.0%

  Vacancy                     $    23,500  $    196   $   35,072   $    292  $    30,762  $    256    3.0%
  Credit Loss/Concessions     $    49,416  $    412   $   29,084   $    242  $    51,270  $    427    5.0%
                              ---------------------------------------------------------------------------
     Subtotal                 $    72,916  $    608   $   64,156   $    535  $    82,032  $    684    8.0%

  Laundry Income              $    29,400  $    245   $   21,332   $    178  $    24,000  $    200    2.3%
  Garage Revenue              $         0  $      0   $        0   $      0  $         0  $      0    0.0%
  Other Misc. Revenue         $    78,684  $    656   $   57,988   $    483  $    60,000  $    500    5.9%
                              ---------------------------------------------------------------------------
     Subtotal Other Income    $   108,084  $    901   $   79,320   $    661  $    84,000  $    700    8.2%
                              ---------------------------------------------------------------------------
Effective Gross Income        $ 1,050,323  $  8,753   $  942,028   $  7,850  $ 1,027,368  $  8,561  100.0%

Operating Expenses
  Taxes                       $   135,125  $  1,126   $  145,132   $  1,209  $   144,000  $  1,200   14.0%
  Insurance                   $    22,356  $    186   $   21,908   $    183  $    22,200  $    185    2.2%
  Utilities                   $    73,100  $    609   $  125,376   $  1,045  $    72,000  $    600    7.0%
  Repair & Maintenance        $    72,591  $    605  ($      132) -$      1  $    72,000  $    600    7.0%
  Cleaning                    $    27,000  $    225   $   55,196   $    460  $    36,000  $    300    3.5%
  Landscaping                 $         0  $      0   $    6,460   $     54  $    18,000  $    150    1.8%
  Security                    $         0  $      0   $        0   $      0  $         0  $      0    0.0%
  Marketing & Leasing         $    11,520  $     96   $   10,512   $     88  $    12,000  $    100    1.2%
  General Administrative      $   116,073  $    967   $  131,404   $  1,095  $   144,000  $  1,200   14.0%
  Management                  $    53,078  $    442   $   40,804   $    340  $    30,821  $    257    3.0%
  Miscellaneous               $         0  $      0   $        0   $      0  $         0  $      0    0.0%
                              ---------------------------------------------------------------------------
Total Operating Expenses      $   510,843  $  4,257   $  536,660   $  4,472  $   551,021  $  4,592   53.6%

  Reserves                    $         0  $      0   $        0   $      0  $    36,000  $    300    6.5%
                              ---------------------------------------------------------------------------
Net Income                    $   539,480  $  4,496   $  405,368   $  3,378  $   440,347  $  3,670   42.9%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 8% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
HIDDEN COVE, BELLEVILLE, MICHIGAN

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $300 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $300 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                      CAPITALIZATION RATES
             ----------------------------------------
                  GOING-IN              TERMINAL
             ----------------------------------------
              LOW         HIGH      LOW         HIGH
-----------------------------------------------------
RANGE        6.00%       10.00%    7.00%       10.00%
AVERAGE            8.14%                 8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
HIDDEN COVE, BELLEVILLE, MICHIGAN

                  SUMMARY OF OVERALL
                  CAPITALIZATION RATES

COMP. NO.  SALE DATE   OCCUP.   PRICE/UNIT     OAR
----------------------------------------------------
  I-1        Jan-02     90%      $43,842       8.58%
  I-2        Sep-00     82%      $47,500       9.70%
  I-3        Mar-00     92%      $39,583      12.36%
  I-4        Sep-00     87%      $32,000       9.50%
  I-5        Sep-99     90%      $42,810       9.51%
                                      High    12.36%
                                       Low     8.58%
                                   Average     9.93%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.25%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $4,800,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
HIDDEN COVE, BELLEVILLE, MICHIGAN

approximately 40% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
HIDDEN COVE, BELLEVILLE, MICHIGAN

DISCOUNTED CASH FLOW ANALYSIS

                                   HIDDEN COVE

             YEAR                     APR-2004      APR-2005     APR-2006     APR-2007     APR-2008     APR-2009
          FISCAL YEAR                     1            2            3            4            5            6
-----------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $1,025,400   $1,056,162   $1,087,847   $1,120,482   $1,154,097   $1,188,720

  Vacancy                             $   30,762   $   31,685   $   32,635   $   33,614   $   34,623   $   35,662
  Credit Loss                         $   51,270   $   52,808   $   54,392   $   56,024   $   57,705   $   59,436
  Concessions                         $   68,360   $   44,007   $   21,757   $    9,337   $        0   $        0
                                      ---------------------------------------------------------------------------
    Subtotal                          $  150,392   $  128,500   $  108,785   $   98,976   $   92,328   $   95,098

  Laundry Income                      $   24,000   $   24,720   $   25,462   $   26,225   $   27,012   $   27,823
  Garage Revenue                      $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $   60,000   $   61,800   $   63,654   $   65,564   $   67,531   $   69,556
                                      ---------------------------------------------------------------------------
      Subtotal Other Income           $   84,000   $   86,520   $   89,116   $   91,789   $   94,543   $   97,379

                                      ---------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $  959,008   $1,014,182   $1,068,178   $1,113,295   $1,156,312   $1,191,001

OPERATING EXPENSES:
  Taxes                               $  144,000   $  148,320   $  152,770   $  157,353   $  162,073   $  166,935
  Insurance                           $   22,200   $   22,866   $   23,552   $   24,259   $   24,986   $   25,736
  Utilities                           $   72,000   $   74,160   $   76,385   $   78,676   $   81,037   $   83,468
  Repair & Maintenance                $   72,000   $   74,160   $   76,385   $   78,676   $   81,037   $   83,468
  Cleaning                            $   36,000   $   37,080   $   38,192   $   39,338   $   40,518   $   41,734
  Landscaping                         $   18,000   $   18,540   $   19,096   $   19,669   $   20,259   $   20,867
  Security                            $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing                 $   12,000   $   12,360   $   12,731   $   13,113   $   13,506   $   13,911
  General Administrative              $  144,000   $  148,320   $  152,770   $  157,353   $  162,073   $  166,935
  Management                          $   28,770   $   30,425   $   32,045   $   33,399   $   34,689   $   35,730
  Miscellaneous                       $        0   $        0   $        0   $        0   $        0   $        0
                                      ---------------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $  548,970   $  566,231   $  583,926   $  601,835   $  620,179   $  638,784

  Reserves                            $   36,000   $   37,080   $   38,192   $   39,338   $   40,518   $   41,734
                                      ---------------------------------------------------------------------------
NET OPERATING INCOME                  $  374,038   $  410,871   $  446,060   $  472,122   $  495,614   $  510,483

  Operating Expense Ratio (% of EGI)        57.2%        55.8%        54.7%        54.1%        53.6%        53.6%
  Operating Expense Per Unit          $    4,575   $    4,719   $    4,866   $    5,015   $    5,168   $    5,323

             YEAR                      APR-2010     APR-2011     APR-2012     APR-2013     APR-2014
          FISCAL YEAR                     7            8            9           10            11
----------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $1,224,381   $1,261,113   $1,298,946   $1,337,914   $1,378,052

  Vacancy                             $   36,731   $   37,833   $   38,968   $   40,137   $   41,342
  Credit Loss                         $   61,219   $   63,056   $   64,947   $   66,896   $   68,903
  Concessions                         $        0   $        0   $        0   $        0   $        0
                                      --------------------------------------------------------------
    Subtotal                          $   97,950   $  100,889   $  103,916   $  107,033   $  110,244

  Laundry Income                      $   28,657   $   29,517   $   30,402   $   31,315   $   32,254
  Garage Revenue                      $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $   71,643   $   73,792   $   76,006   $   78,286   $   80,635
                                      --------------------------------------------------------------
      Subtotal Other Income           $  100,300   $  103,309   $  106,409   $  109,601   $  112,889

                                      --------------------------------------------------------------
EFFECTIVE GROSS INCOME                $1,226,731   $1,263,533   $1,301,439   $1,340,482   $1,380,697

OPERATING EXPENSES:
  Taxes                               $  171,944   $  177,102   $  182,415   $  187,887   $  193,524
  Insurance                           $   26,508   $   27,303   $   28,122   $   28,966   $   29,835
  Utilities                           $   85,972   $   88,551   $   91,207   $   93,944   $   96,762
  Repair & Maintenance                $   85,972   $   88,551   $   91,207   $   93,944   $   96,762
  Cleaning                            $   42,986   $   44,275   $   45,604   $   46,972   $   48,381
  Landscaping                         $   21,493   $   22,138   $   22,802   $   23,486   $   24,190
  Security                            $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing                 $   14,329   $   14,758   $   15,201   $   15,657   $   16,127
  General Administrative              $  171,944   $  177,102   $  182,415   $  187,887   $  193,524
  Management                          $   36,802   $   37,906   $   39,043   $   40,214   $   41,421
  Miscellaneous                       $        0   $        0   $        0   $        0   $        0
                                      --------------------------------------------------------------
TOTAL OPERATING EXPENSES              $  657,948   $  677,686   $  698,017   $  718,957   $  740,526

  Reserves                            $   42,986   $   44,275   $   45,604   $   46,972   $   48,381
                                      --------------------------------------------------------------
NET OPERATING INCOME                  $  525,797   $  541,571   $  557,818   $  574,553   $  591,789

  Operating Expense Ratio (% of EGI)        53.6%        53.6%        53.6%        53.6%        53.6%
  Operating Expense Per Unit          $    5,483   $    5,647   $    5,817   $    5,991   $    6,171

Estimated Stabilized NOI $440,347  Sales Expense Rate  2.00%
Months to Stabilized            1  Discount Rate      11.50%
Stabilized Occupancy         97.0% Terminal Cap Rate  10.25%

Gross Residual Sale Price  $5,773,556  Deferred Maintenance      $        0
  Less: Sales Expense      $  115,471  Add: Excess Land          $        0
                           ----------  Other Adjustments         $        0
Net Residual Sale Price    $5,658,085                            ----------
PV of Reversion            $1,905,113  Value Indicated By DCF"   $4,805,257
Add: NPV of NOI            $2,900,143           Rounded          $4,800,000
                           ----------
PV Total                   $4,805,257

                         "DCF" VALUE SENSITIVITY TABLE

                                             DISCOUNT RATE
                     ---------------------------------------------------------------
    TOTAL VALUE        11.00%        11.25%       11.50%       11.75%       12.00%
------------------------------------------------------------------------------------
              9.75%   $5,065,962   $4,983,565   $4,902,955   $4,824,087   $4,746,917
TERMINAL     10.00%   $5,013,590   $4,932,358   $4,852,884   $4,775,125   $4,699,038
CAP RATE     10.25%   $4,963,772   $4,883,649   $4,805,257   $4,728,552   $4,653,494
             10.50%   $4,916,327   $4,837,259   $4,759,897   $4,684,197   $4,610,119
             10.75%   $4,871,089   $4,793,027   $4,716,647   $4,641,905   $4,568,762

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
HIDDEN COVE, BELLEVILLE, MICHIGAN

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $118,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
HIDDEN COVE, BELLEVILLE, MICHIGAN

                                  HIDDEN COVE

                                                                        TOTAL        PER Sq. Ft.    PER UNIT     % OF EGI
                                                                        -----        -----------    --------     --------
REVENUE
   Base Rent                                                          $1,025,400       $ 8.82        $ 8,545

   Less: Vacancy & Collection Loss                     8.00%          $   82,032       $ 0.71        $   684

   Plus: Other Income
      Laundry Income                                                  $   24,000       $ 0.21        $   200        2.34%
      Garage Revenue                                                  $        0       $ 0.00        $     0        0.00%
      Other Misc. Revenue                                             $   60,000       $ 0.52        $   500        5.84%
                                                                      --------------------------------------------------
         Subtotal Other Income                                        $   84,000       $ 0.72        $   700        8.18%

EFFECTIVE GROSS INCOME                                                $1,027,368       $ 8.83        $ 8,561

OPERATING EXPENSES:
   Taxes                                                              $  144,000       $ 1.24        $ 1,200       14.02%
   Insurance                                                          $   22,200       $ 0.19        $   185        2.16%
   Utilities                                                          $   72,000       $ 0.62        $   600        7.01%
   Repair & Maintenance                                               $   72,000       $ 0.62        $   600        7.01%
   Cleaning                                                           $   36,000       $ 0.31        $   300        3.50%
   Landscaping                                                        $   18,000       $ 0.15        $   150        1.75%
   Security                                                           $        0       $ 0.00        $     0        0.00%
   Marketing & Leasing                                                $   12,000       $ 0.10        $   100        1.17%
   General Administrative                                             $  144,000       $ 1.24        $ 1,200       14.02%
   Management                                          3.00%          $   30,821       $ 0.27        $   257        3.00%
   Miscellaneous                                                      $        0       $ 0.00        $     0        0.00%

TOTAL OPERATING EXPENSES                                              $  551,021       $ 4.74        $ 4,592       53.63%

   Reserves                                                           $   36,000       $ 0.31        $   300        3.50%
                                                                      --------------------------------------------------

NET OPERATING INCOME                                                  $  440,347       $ 3.79        $ 3,670       42.86%
                                                                      --------------------------------------------------
   "GOING IN" CAPITALIZATION RATE                                           9.50%

   VALUE INDICATION                                                   $4,635,231       $39.86        $38,627

   PV OF CONCESSIONS                                                 ($  118,000)

   "AS IS" VALUE INDICATION
      (DIRECT CAPITALIZATION APPROACH)                                $4,517,231

                                          ROUNDED                     $4,500,000       $38.69        $37,500

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
HIDDEN COVE, BELLEVILLE, MICHIGAN

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE             VALUE           ROUNDED        $/UNIT           $/SF
--------             -----           -------        ------           ----
 8.75%            $4,914,537       $4,900,000       $40,833         $42.13
 9.00%            $4,774,744       $4,800,000       $40,000         $41.27
 9.25%            $4,642,508       $4,600,000       $38,333         $39.55
 9.50%            $4,517,231       $4,500,000       $37,500         $38.69
 9.75%            $4,398,379       $4,400,000       $36,667         $37.83
10.00%            $4,285,470       $4,300,000       $35,833         $36.97
10.25%            $4,178,068       $4,200,000       $35,000         $36.11

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $4,500,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                          $4,800,000
Direct Capitalization Method                           $4,500,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $4,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
HIDDEN COVE, BELLEVILLE, MICHIGAN

                        RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                             Not Utilized
Sales Comparison Approach                  $4,500,000
Income Approach                            $4,500,000
Reconciled Value                           $4,500,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 27, 2003 the market value of the fee simple estate in the property is:

                                   $4,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
HIDDEN COVE, BELLEVILLE, MICHIGAN

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HIDDEN COVE, BELLEVILLE, MICHIGAN

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HIDDEN COVE, BELLEVILLE, MICHIGAN

                               SUBJECT PHOTOGRAPHS

         [PICTURE]                                          [PICTURE]

 EXTERIOR - TYPICAL BUILDING                      EXTERIOR - LANDSCAPE & PARK

         [PICTURE]                                          [PICTURE]

EXTERIOR - APARTMENT BUILDING                      POOL MAINTENANCE BUILDING

         [PICTURE]                                          [PICTURE]

      TYPICAL EXTERIOR                              EXTERIOR - ENTRANCE GATE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HIDDEN COVE, BELLEVILLE, MICHIGAN

                               SUBJECT PHOTOGRAPHS

         [PICTURE]                                          [PICTURE]

     TYPICAL INTERIOR                                    TYPICAL KITCHEN

         [PICTURE]                                          [PICTURE]

VIEW OF GROUNDS FROM A UNIT                              TYPICAL BATHROOM

         [PICTURE]                                          [PICTURE]

     LEASING OFFICE                                 TYPICAL COMMON AREA HALLWAY

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HIDDEN COVE, BELLEVILLE, MICHIGAN

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HIDDEN COVE, BELLEVILLE, MICHIGAN

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1              COMPARABLE I-2              COMPARABLE I-3
    HICKORY WOODS          BAYBERRY PLACE APARTMENTS        DEERFIELD WOODS
35115 Hickory Woods Dr        1820-1980 Axtell Dr.     19401-19757 Farmington Rd
 Clinton Township, MI              Troy, MI                   Livonia, MI

      [PICTURE]                    [PICTURE]                    [PICTURE]

    COMPARABLE I-4              COMPARABLE I-5
HAMPTON COURT APARTMENTS       FRENCH QUARTERS
  5680 North Christine       21000 Shiawassee Cir
      Westland, MI              Southfield, MI

      [PICTURE]                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HIDDEN COVE, BELLEVILLE, MICHIGAN

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                        COMPARABLE
          DESCRIPTION                                 SUBJECT                                             R - 1
          -----------                                 -------                                           ----------
   Property Name                    Hidden Cove                                      Village Green
   Management Company               Aimco                                            Village Green
LOCATION:
   Address                          46020 Lake Villa Dr                              46161 Villiage Green Dr.
   City, State                      Belleville, Michigan                             Belleville, Michigan
   County                           Wayne                                            Wayne
   Proximity to Subject                                                              Abuts the subject property
PHYSICAL CHARACTERISTICS:
   Net Rentable Area (SF)           116,300                                          140,000
   Year Built                       1952                                             1974
   Effective Age                    25
   Building Structure Type          Class C                                          Class C
   Parking Type (Gr., Cov., etc.)   Garage, Open Covered                             Covered, Open
   Number of Units                  120                                              168
   Unit Mix:                           Type                 Unit  Qty.  Mo. Rent        Type                  Unit  Qty.    Mo.
                                    1 1Br/1Ba - A1           730   20     $538       1 1Br/1Ba                 700   84    $645
                                    2 2Br/2Ba - A2           930   70     $630       2 2Br/1Ba                 800   84    $720
                                    3 3Br/2Ba - A3         1,220   30     $870

   Average Unit Size (SF)           969                                              750
   Unit Breakdown:                     Efficiency           2-Bedroom                   Efficiency            2-Bedroom     50%
                                       1-Bedroom            3-Bedroom                   1-Bedroom        50%  3-Bedroom
CONDITION:                          Average                                          Average
APPEAL:                             Average                                          Average
AMENITIES:
   Unit Amenities                        Attach. Garage           Vaulted Ceiling        Attach. Garage             Vaulted Ceiling
                                      X  Balcony                                      X  Balcony
                                         Fireplace                                       Fireplace
                                      X  Cable TV Ready                               X  Cable TV Ready
   Project Amenities                  X  Swimming Pool                                X  Swimming Pool
                                         Spa/Jacuzzi              Car Wash               Spa/Jacuzzi                Car Wash
                                         Basketball Court         BBQ Equipment          Basketball Court       X   BBQ Equipment
                                      X  Volleyball Court         Theater Room        X  Volleyball Court           Theater Room
                                         Sand Volley Ball         Meeting Hall           Sand Volley Ball           Meeting Hall
                                         Tennis Court             Secured Parking        Tennis Court               Secured Parking
                                         Racquet Ball        X    Laundry Room           Racquet Ball           X   Laundry Room
                                         Jogging Track            Business Office        Jogging Track              Business Office
                                         Gym Room                                     X  Gym Room
                                      X  Playground                                      Playground

OCCUPANCY:                          95%                                              94%
LEASING DATA:
   Available Leasing Terms                                                           12 mos
   Concessions                                                                       1 month free on 13 month lease
   Pet Deposit                                                                       $150
   Utilities Paid by Tenant:             Electric                 Natural Gas         X  Electric                   Natural Gas
                                         Water                    Trash                  Water                      Trash
   Confirmation                     Inspection                                       Carlotta
   Telephone Number                 N/A                                              734-699-2040
NOTES:
   COMPARISON TO SUBJECT:                                                            Similar

                                                     COMPARABLE                                          COMPARABLE
          DESCRIPTION                                  R - 2                                               R - 3
          -----------                                ----------                                          ----------
   Property Name                    Lighthouse Pointe                                Bellridge
   Management Company               Slatkin Corporation                              Slatkin Corporation
LOCATION:
   Address                          10930 Lighthouse Drive                           41500 Bellridge
   City, State                      Belleville, MI                                   Belleville, MI
   County                           Wayne                                            Wayne
   Proximity to Subject             1.0-mile form the subject                        1.0-mile form the subject
PHYSICAL CHARACTERISTICS:
   Net Rentable Area (SF)           180,000                                          261,000
   Year Built                       1979                                             1985
   Effective Age                    20                                               15
   Building Structure Type          Wood Frame                                       Wood Frame
   Parking Type (Gr., Cov., etc.)   Covered, Open                                    Covered, Open
   Number of Units                  191                                              250
   Unit Mix:                           Type                Unit   Qty.     Mo.          Type                  Unit  Qty.    Mo.
                                    1 1Br/1Ba                850   85     $575       1 1Br/1Ba                 850  125    $590
                                    2 2Br/1Ba              1,050   86     $650       2 2Br/1Ba               1,050  125    $675

   Average Unit Size (SF)           951                                              950
   Unit Breakdown:                     Efficiency           2-Bedroom       50%         Efficiency            2-Bedroom     50%
                                       1-Bedroom      50%   3-Bedroom                   1-Bedroom        50%  3-Bedroom
CONDITION:                          Good                                             Very Good
APPEAL:                             Good                                             Very Good
AMENITIES:
   Unit Amenities                        Attach. Garage           Vaulted Ceiling        Attach. Garage             Vaulted Ceiling
                                      X  Balcony                                      X  Balcony
                                         Fireplace                                       Fireplace
                                      X  Cable TV Ready                               X  Cable TV Ready
   Project Amenities                  X  Swimming Pool                                X  Swimming Pool
                                         Spa/Jacuzzi              Car Wash               Spa/Jacuzzi                Car Wash
                                         Basketball Court         BBQ Equipment          Basketball Court           BBQ Equipment
                                         Volleyball Court         Theater Room           Volleyball Court           Theater Room
                                         Sand Volley Ball         Meeting Hall           Sand Volley Ball           Meeting Hall
                                      X  Tennis Court             Secured Parking     X  Tennis Court               Secured Parking
                                         Racquet Ball             Laundry Room           Racquet Ball               Laundry Room
                                         Jogging Track            Business Office        Jogging Track              Business Office
                                      X  Gym Room                                     X  Gym Room
                                         Playground                                      Playground

OCCUPANCY:                          93%                                              94%
LEASING DATA:
   Available Leasing Terms          12 mos                                           12 mos
   Concessions                      $300 off                                         $300 off
   Pet Deposit                      No                                               No
   Utilities Paid by Tenant:          X Electric             X    Natural Gas         X  Electric               X   Natural Gas
                                        Water                     Trash                  Water                      Trash
   Confirmation                     Nancy                                            Theresa
   Telephone Number                 734-699-3555                                     734-697-4343
NOTES:
   COMPARISON TO SUBJECT:           Superior                                         Superior

                                                     COMPARABLE                                          COMPARABLE
          DESCRIPTION                                  R - 4                                               R - 5
          -----------                                ----------                                          ----------
   Property Name                    Archwood                                         Waters Edge
   Management Company               Slatkin Corporation                              Westlake
LOCATION:
   Address                          41470 East Archwood Dr                           47103 Water Edge Lane
   City, State                      Belleville, MI                                   Belleville, MI
   County                           Wayne                                            Wayne
   Proximity to Subject             1.0-mile form the subject                        0.025-mile from the subject
PHYSICAL CHARACTERISTICS:
   Net Rentable Area (SF)                                                            80,000
   Year Built                       1986                                             1968
   Effective Age                    15                                               25
   Building Structure Type          Class C                                          Class C
   Parking Type (Gr., Cov., etc.)   Covered, Open                                    Garage, Open Covered
   Number of Units                  168                                              80
   Unit Mix:                            Type               Unit   Qty.     Mo.          Type                  Unit  Qty.    Mo.
                                      1Br/1Ba                900   80     $620         1Br/1Ba                 850   50    $600
                                      2Br/1Ba              1,100   88     $695         2Br/1Ba               1,000   30    $700

   Average Unit Size (SF)           1,005                                            906
   Unit Breakdown:                     Efficiency           2-Bedroom                   Efficiency            2-Bedroom      37%
                                       1-Bedroom            3-Bedroom                   1-Bedroom        63%  3-Bedroom
CONDITION:                          Average                                          Average
APPEAL:                             Average                                          Average
AMENITIES:
   Unit Amenities                        Attach. Garage           Vaulted Ceiling        Attach. Garage             Vaulted Ceiling
                                      X  Balcony                                      X  Balcony
                                         Fireplace                                       Fireplace
                                      X  Cable TV Ready                               X  Cable TV Ready
   Project Amenities                  X  Swimming Pool                                X  Swimming Pool
                                         Spa/Jacuzzi              Car Wash               Spa/Jacuzzi                Car Wash
                                         Basketball Court         BBQ Equipment          Basketball Court           BBQ Equipment
                                         Volleyball Court         Theater Room           Volleyball Court           Theater Room
                                         Sand Volley Ball    X    Meeting Hall           Sand Volley Ball           Meeting Hall
                                      X  Tennis Court             Secured Parking     X  Tennis Court               Secured Parking
                                         Racquet Ball             Laundry Room           Racquet Ball               Laundry Room
                                         Jogging Track            Business Office        Jogging Track              Business Office
                                      X  Gym Room                                        Gym Room
                                         Playground                                      Playground

OCCUPANCY:                          90%                                              98%
LEASING DATA:
   Available Leasing Terms          12 mos                                           12 mos
   Concessions                      $300 off                                         None
   Pet Deposit                      No                                               No
   Utilities Paid by Tenant:          X  Electric            X    Natural Gas          X  Electric                  Natural Gas
                                         Water                    Trash                   Water                     Trash
   Confirmation                     Kim                                              Roxanne
   Telephone Number                 734-697-0100                                     734-697-0606
NOTES:
   COMPARISON TO SUBJECT:           Superior                                         Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HIDDEN COVE, BELLEVILLE, MICHIGAN

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

   COMPARABLE R-1                   COMPARABLE R-2               COMPARABLE R-3
    VILLAGE GREEN                 LIGHTHOUSE POINTE                BELLRIDGE
46161 Villiage Green Dr.        10930 Lighthouse Drive           41500 Bellridge
 Belleville, Michigan               Belleville, MI               Belleville, MI

      [PICTURE]                       [PICTURE]                     [PICTURE]

    COMPARABLE R-4                  COMPARABLE R-5
      ARCHWOOD                        WATERS EDGE
41470 East Archwood Dr           47103 Water Edge Lane
    Belleville, MI                  Belleville, MI

      [PICTURE]                       [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HIDDEN COVE, BELLEVILLE, MICHIGAN

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HIDDEN COVE, BELLEVILLE, MICHIGAN

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HIDDEN COVE, BELLEVILLE, MICHIGAN

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HIDDEN COVE, BELLEVILLE, MICHIGAN

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
HIDDEN COVE, BELLEVILLE, MICHIGAN

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Jude Flynn, MAI, SRA provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                               -s- Frank Fehribach
                                               -------------------
                                               Frank Fehribach, MAI
                                       Managing Principal, Real Estate Group
                                    Michigan State Certified General Real Estate
                                               Appraiser #1201008081

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HIDDEN COVE, BELLEVILLE, MICHIGAN

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HIDDEN COVE, BELLEVILLE, MICHIGAN

                                         FRANK A. FEHRIBACH, MAI

                                  MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation                  Mr. Fehribach has experience in valuations for
                             resort hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                             Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

  Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION                    University of Texas - Arlington
                              Master of Science - Real Estate
                             University of Dallas
                              Master of Business Administration - Industrial Management
                              Bachelor of Arts - Economics

STATE                        State of Arizona
CERTIFICATIONS                Certified General Real Estate Appraiser, #30828
                             State of Arkansas
                              State Certified General Appraiser, #CG1387N
                             State of Colorado
                              Certified General Appraiser, #CG40000445
                             State of Georgia
                              Certified General Real Property Appraiser, #218487
                             State of Michigan
                              Certified General Appraiser, #1201008081
                             State of Texas
                              Real Estate Salesman License, #407158 (Inactive)
                             State of Texas
                              State Certified General Real Estate Appraiser,
                              #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HIDDEN COVE, BELLEVILLE, MICHIGAN

PROFESSIONAL                 Appraisal Institute, MAI Designated Member
AFFILIATIONS                 Candidate Member of the CCIM Institute pursuing
                               Certified Commercial Investment Member (CCIM) designation

PUBLICATIONS                 "An Analysis of the Determinants of Industrial
                               Property
                                 -authored with Dr. Ronald C. Rutherford and Dr.
                             Mark Eakin, The Journal of Real Estate Research,
                             Vol. 8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
HIDDEN COVE, BELLEVILLE, MICHIGAN

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
HIDDEN COVE, BELLEVILLE, MICHIGAN

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.